UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

Harsco Corporation

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(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Notice of
2006 Annual
Meeting and Proxy
Statement

Harsco Corporation

Harsco Corporation
350 Poplar Church Road
Camp Hill, PA 17011 USA
Mail: P.O. Box 8888
Camp Hill, PA 17001-8888 USA

Telephone: 717.763.7064
Fax: 717.763.6424
Web: www.harsco.com

March 20, 2006

To Our Stockholders:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of your Company, which will be held on Tuesday, April 25, 2006, beginning at 10 a.m. at the Radisson Penn Harris Hotel and Convention Center, Camp Hill, Pennsylvania.

Information about the Annual Meeting, including a listing and discussion of the various matters on which you, as our stockholders, will act, may be found in the formal Notice of Annual Meeting of Stockholders and Proxy Statement included with this mailing. We look forward to greeting as many of our stockholders as possible.

The Company is providing you with the opportunity to vote your shares by calling a toll-free number, by mailing the enclosed Proxy Card or via the Internet as explained in the instructions on your Proxy Card.

Whether you plan to attend the Annual Meeting or not, we urge you to fill in, sign, date and return the enclosed Proxy Card, in the postage-paid envelope provided, or vote by telephone or via the Internet, in order that as many shares as possible may be represented at the Annual Meeting. The vote of every stockholder is important and your cooperation in returning your executed Proxy Card promptly will be appreciated.

Sincerely,

Derek C. Hathaway
Chairman and Chief
Executive Officer

This document is intended to be mailed to stockholders on or about March 20, 2006.

HARSCO CORPORATION
350 Poplar Church Road
Camp Hill, Pennsylvania 17011 USA
Mail: P.O. Box 8888
Camp Hill, Pennsylvania 17001-8888 USA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Harsco Corporation will be held on Tuesday, April 25, 2006, at 10 a.m. at the Radisson Penn Harris Hotel and Convention Center, Camp Hill, Pennsylvania to consider and act upon the following matters:

1.	Election of eleven Directors to serve until the next Annual Meeting of Stockholders, and until their successors are elected and qualified;

2.	Ratification of the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent auditors to audit the accounts of the Company for the fiscal year ending December 31, 2006; and

3. Such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 3, 2006, as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. Proxies will be accepted continuously from the time of mailing until the closing of the polls at the Annual Meeting.

Stockholders who do not expect to attend the Annual Meeting in person are requested to fill in, sign, date and return the enclosed proxy card in the envelope provided, or vote by telephone or via the Internet, as explained in the instructions on your proxy card.

By Order of the Board of Directors,

Mark E. Kimmel
General Counsel and Corporate Secretary
March 20, 2006

PROXY STATEMENT

ANNUAL MEETING INFORMATION

General

This Proxy Statement has been prepared in connection with the solicitation by the Board of Directors of Harsco Corporation, a Delaware corporation (the “Company”), of Proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company, to be held April 25, 2006, or at any adjournment or adjournments of the Annual Meeting.

The following information relates to the Annual Meeting and the voting of your shares at the meeting:

Type of shares entitled to vote at the Annual Meeting:	The Company’s common stock, par value $1.25
Record date for stockholders entitled to notice of, and to vote at, the Annual Meeting (“Record Date”):	Close of business on March 3, 2006
Shares of common stock issued and outstanding as of the Record Date:	41,835,886 shares
Number of shares of treasury stock held by the Company as of the Record Date (not entitled to vote):	26,474,109 shares
Proxy Statements, Notice of Annual Meeting and Proxy Cards are intended to be mailed to stockholders:	On or about March 20, 2006
Location of Company’s executive offices:	350 Poplar Church Road, Camp Hill, Pennsylvania 17011

Voting

All shares of common stock entitled to vote at the Annual Meeting are of one class, with equal voting rights. Each share of common stock held by a stockholder is entitled to cast one vote on each matter voted on at the Annual Meeting. In order for the Annual Meeting to be valid and the actions taken binding, a quorum of stockholders must be present at the meeting, either in person or by proxy. A quorum is a majority of the issued and outstanding shares of common stock as of the Record Date. Assuming that a quorum is present, the affirmative vote by the holders of a plurality of the votes cast at the Annual Meeting will be required to act on the election of directors and the affirmative vote of the holders of at least a majority of the outstanding common stock present in person or by proxy at the Annual Meeting will be required for the ratification of PricewaterhouseCoopers LLP as independent auditors for the current fiscal year. The vote required to act on all other matters to come before the Annual Meeting will be in accordance with the voting requirements established by the Company’s Restated Certificate of Incorporation and By-Laws.

The shares of common stock represented by each properly submitted proxy received by the Board of Directors will be voted as follows at the Annual Meeting:

If instructions are provided, in accordance with such instructions specified, or

If no instructions are provided, those shares of common stock will be voted (1) FOR the election of eleven nominees for Directors; (2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the current fiscal year; and (3) in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

Revocation of Proxies

Any proxy granted pursuant to this solicitation or otherwise, unless coupled with an interest, may be revoked by the person granting the proxy at any time before it is voted at the Annual Meeting. Proxies may be revoked by (i) delivering to the Secretary of the Company a written notice of revocation bearing a later date than the proxy, (ii) duly executing and delivering a later dated written proxy relating to the same shares, or (iii) attending the Annual Meeting and voting in person. If you hold your shares through a bank, broker or other nominee holder, only they can revoke your proxy on your behalf.

Abstentions and Broker Non-Votes

In certain circumstances, a stockholder will be considered to be present at the Annual Meeting for quorum purposes but will not be deemed to have cast a vote on a matter. That occurs when a stockholder is present but specifically abstains from voting on a matter or when shares are represented at the Annual Meeting by a proxy conferring authority to vote only on certain matters (“broker non-votes”). In accordance with Delaware law, abstentions and broker non-votes will not be treated as votes cast with respect to election of directors, and therefore will not affect the outcome of director elections. With respect to the ratification of auditors, abstentions will be treated as negative votes and broker non-votes will not be counted in determining the outcome.

Other Business

The Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, or any adjournment of the Annual Meeting, the persons voting the proxies will vote them in accordance with their best judgment.

CORPORATE GOVERNANCE

The Company has a long-standing commitment to good corporate governance practices. These practices come in many different forms and apply at all levels of the organization. They provide the Board of Directors and senior management of the Company with a framework that defines responsibilities, sets high standards of professional and personal conduct and promotes compliance with the various financial, ethical, legal and other obligations and responsibilities applicable to the Company. Specific governance actions taken by the Board of Directors during 2005 include recommending to the stockholders and the stockholders approving the elimination of the classification of the Board of Directors and reviewing and revising the executive employment agreements that apply to certain officers of the Company , including the Named Executive Officers (see page 29, “Employment Agreements with Officers of the Company.”)

The Company’s corporate governance principles and code of business conduct for employees and directors can be viewed at the Governance section of the Company’s website, www.harsco.com. Information contained on the Company’s website is not incorporated by reference into this Proxy Statement, and you should not consider information contained on the Company’s website as part of this Proxy Statement. Copies of the Company’s corporate governance principles, code of business conduct and charters of the Board’s committees are available in print to any stockholder who requests such copies from the Company.

BOARD INFORMATION

Structure

Information regarding the structure of the Company’s Board of Directors:

Current size:	11 members
Size of Board of Directors authorized in the By-Laws:	Not less than five nor more than 12
Number of Independent Directors:	Eight members
Size of Board of Directors established by:	Board of Directors
Lead Director:	R. C. Wilburn

Meeting Attendance and Committees

The Board of Directors held nine meetings during the fiscal year ended December 31, 2005. All Directors attended at least 75% of the total Board and committee meetings on which they served and the average attendance by Directors at all Board and committee meetings was 97%. The Independent Directors held three meetings during 2005.

Audit Committee	Meetings in 2005: four

Members: Mr. Scheiner, Chairman, Ms. Eddy, Mr. Pierce, Ms. Scanlan and Mr. Viviano

Duties: Oversees the financial reporting processes of the Company, including meeting with members of management, the external auditors and the internal auditors, reviewing and approving both audit and non-audit services, reviewing the results of the annual audit and reviewing the adequacy of the Company’s internal controls. The Committee is also responsible for managing the relationship with the external auditors. The Chairman of the Audit Committee meets quarterly with management and the independent auditors to review financial matters. See also the Report of the Audit Committee beginning on page 15. The Audit Committee recently completed a review of its charter and determined that several amendments were appropriate. A copy of the revised Audit Committee charter is attached to this Proxy Statement as Appendix A and can be viewed at the Governance section of the Company’s website at www.harsco.com.

Executive Committee	Meetings in 2005: None

Members: Mr. Hathaway, Chairman, Messrs. Scheiner, Sordoni and Wilburn

Duties: Authorized to exercise all powers and authority of the Board of Directors when the Board is not in session, except as may be limited by the General Corporation Law of the State of Delaware.

Management Development and Compensation Committee	Meetings in 2005: five

Members: Mr. Wilburn, Chairman, Messrs. Jasinowski, Scheiner and Sordoni and Ms. Scanlan

Duties: Administers the Company’s executive compensation policies and plans and advises the Board regarding management succession and compensation levels for members of senior management. See also the Management Development and Compensation Committee Report on Executive Compensation beginning on page 19. The Board revised the Management Development and Compensation Committee’s (the “Compensation Committee”) charter as of January 2006 to further clarify its responsibilities with respect to certain matters. A copy of the Compensation Committee’s charter can be viewed at the Governance section of the Company’s website at www.harsco.com.

Nominating and Corporate Governance Committee	Meetings in 2005: three

Members: Mr. Sordoni, Chairman, Messrs. Jasinowski, Pierce, Viviano and Wilburn

Duties: Recommends Director candidates to the Board for election at Annual Meeting, reviews and recommends potential new Director candidates, and oversees the corporate governance program of the Company. The Board revised the Nominating and Corporate Governance Committee’s (the “Nominating Committee”) charter as of January 2006 to further clarify its responsibilities with respect to certain matters. A copy of the Nominating Committee’s charter can be viewed at the Governance section of the Company’s website at www.harsco.com.

Directors’ Compensation

The current fees for Non-Employee Directors effective January 1, 2006 are as follows:

Annual Retainer:	$35,000
Audit Committee Chair Fee (Annual):	$7,500
Compensation Committee Chair Fee and Nominating Committee Chair Fee (Annual):	$5,000
Board Meeting Fee (Per Meeting):	$1,500
Committee Meeting Fee (Per Meeting):	$1,500
Other Meetings and Duties (Per Day):	$1,500
Telephonic Meeting Fee (Per Meeting):	$750
Restricted Stock Units (1):	1,000 restricted stock units annually (issued at a grant price equal to the average of the high and low market price on the date of grant. Grant date is first business day of May.)
Plan Participation (2):	Deferred Compensation Plan for Non-Employee Directors

Directors who are actively employed by the Company receive no additional compensation for serving as Directors and by policy, the Company does not pay consulting or professional service fees to Directors.

(1)	On May 2, 2005, the Company granted 750 restricted stock units to each of the Non-Employee Directors under the terms of the 1995 Non-Employee Directors’ Stock Plan. The grant price of the restricted stock units was $53.75 per share which was the average of the high and low market price on the date of grant. The restricted stock units vest on April 25, 2006. At the November meeting of the Compensation Committee, the Compensation Committee reviewed the compensation of the non-employee Directors and recommended that the annual equity portion of the compensation be increased from 750 to 1,000 restricted stock units. The Board of Directors approved the recommendation effective January 1, 2006.

(2)	The Deferred Compensation Plan for Non-Employee Directors (the “Plan”) allows each non-employee Director to defer all or a portion of his or her director compensation until some future date selected by the Director. Pursuant to the Director’s election, the accumulated deferred compensation is held in either an interest-bearing account or a Harsco phantom share account. The interest-bearing deferred account accumulates notional interest on the account balance at a rate equal to the five-year United States Treasury Note yield rate in effect from time to time. Contributions to the phantom stock account are recorded as notional shares of Harsco common stock. Deferred amounts are credited to the Director’s account quarterly on the 15th of February, May, August and November. The number of phantom shares recorded is equal to the number of shares of common stock that the compensation which is deferred would have purchased at the market price of the stock on the day the account is credited. Dividends earned on the phantom shares are credited to the account as additional phantom shares. All phantom shares are non-voting and payments out of the account are made solely in cash based upon the market price of the common stock on the date of payment selected by the Director. Under certain circumstances, the accounts may be paid out early upon termination of directorship following a change in control. The Plan has been amended to operate in accordance with the provisions of the American Jobs Creation Act of 2004.

Stockholder Communications with the Board of Directors

The Board of Directors has a formal process for stockholders to communicate directly with its members. Stockholders can contact the Board through the Chairman and Chief Executive Officer who is located at the Company’s headquarters in Camp Hill, Pennsylvania. In addition, stockholders may contact any member of the Board, including the lead independent director, Dr. Robert Wilburn, by writing to the specific Board member in care of the Corporate Secretary at the Corporate Headquarters (350 Poplar Church Road, Camp Hill, PA 17011). The Corporate Secretary will forward any such correspondence to the applicable Board member; provided, however, that any such correspondence that is considered to be improper for submission to the intended recipients will not be provided to such Directors. In addition, Board members can be contacted by e-mail at BoardofDirectors@Harsco.com.

Attendance at Annual Meeting

It is the Company’s policy to request that all Board members attend the Annual Meeting of Stockholders. However, the Company also recognizes that personal attendance by all Directors is not always possible. All eleven Directors did attend the 2005 Annual Meeting of Stockholders.

The Nominating Process

The Nominating Committee of the Board of Directors is responsible for overseeing the selection of qualified candidates to serve as members of the Board of Directors and guiding the corporate governance philosophy and practices of the Company. The Nominating Committee is composed of five directors each of whom is “independent” under the rules of the New York Stock Exchange and the Pacific Stock Exchange. The Nominating Committee operates according to a charter that complies with the guidelines established by the New York Stock Exchange and the Pacific Stock Exchange.

The Nominating Committee has not adopted formal procedures in selecting individuals to serve as members of the Board of Directors. Instead, it utilizes general guidelines that allow it to adjust the process to best satisfy the objectives established for any director search. The first step in the general process is to identify the type of candidate the Nominating Committee may desire for a particular opening. This may involve identifying someone with a specific background, skill set or set of experiences. Once identified, the Nominating Committee next determines the best method of finding a candidate who satisfies the specified criteria. The Nominating Committee may consider candidates recommended by management, by other members of the Committee or the Board of Directors, by stockholders, or it may engage a third party to conduct a search for possible candidates. The Nominating Committee accepts recommendations for director candidates from stockholders if such recommendations are in writing and set forth the following information:

1.	The full legal name, address and telephone number of the stockholder recommending the candidate for consideration and whether that person is acting on behalf of or in concert with other beneficial owners, and if so, the same information with respect to them.

2.	The number of shares held by any such person as of a recent date and how long such shares have been held, or if such shares are held in street name, reasonable evidence satisfactory to the Nominating Committee of such person’s ownership of such shares as of a recent date.

3.	The full legal name, address and telephone number of the proposed nominee for director.

4.	A reasonably detailed description of the proposed nominee’s background, experience and qualifications, financial literacy and expertise, as well as any other information required to be disclosed in the solicitation for proxies for election of directors pursuant to the rules of the Securities and Exchange Commission, and the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be a director of the Company.

5.	Disclosure of any direct or indirect relationship (or arrangements or understandings) between the recommending stockholder and the proposed nominee (or any of their respective affiliates).

6.	Disclosure of any direct or indirect relationship between the proposed nominee and the Company, any employee or other director of the Company, any beneficial owner of more than 5% of the Company’s common stock, or any of their respective affiliates.

7.	Disclosure of any direct or indirect interest that the recommending stockholder or proposed nominee may have with respect to any pending or potential proposal or other matter to be considered at this Annual Meeting or any subsequent annual meeting of stockholders of the Company.

8.	A written, signed, and notarized acknowledgement from the proposed nominee consenting to such recommendation by the recommending stockholder, confirming that he or she will serve as a director if so elected and consenting to the Company’s undertaking of an investigation into their background, experience and qualifications, any direct or indirect relationship with the recommending stockholder, the Company, its management or 5% stockholders, or interests in proposals or matters, and any other matter reasonably deemed relevant by the Nominating Committee to its considerations of such person as a potential candidate.

This information must be submitted as provided under the heading “STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT 2007 ANNUAL MEETING OF STOCKHOLDERS.”

There have been no material changes to the procedures relating to stockholder nominations during 2005. The Nominating Committee believes that these formalized procedural requirements are intended solely to ensure that it has a sufficient basis on which to assess potential candidates and are not intended to discourage or interfere with appropriate stockholder nominations. The Nominating Committee does not believe that any such requirements subject any stockholder or stockholder nominee to any unreasonable burden. The Nominating Committee and the Board reserve the right to change the above procedural requirements from time to time and/or waive some or all of the foregoing requirements with respect to certain nominees, but any such waiver shall not preclude the Nominating Committee from insisting upon compliance with any and all of the above requirements by any other recommending stockholder or proposed nominees.

Once candidates are identified, the Nominating Committee conducts an evaluation of the candidate. The evaluation generally includes interviews and background and reference checks. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. While the Nominating Committee has not established minimum criteria for a candidate, it has established important factors to consider in evaluating a candidate. These factors include: strength of character, mature judgment, business experience, availability, attendance, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors.

If the Nominating Committee determines that a candidate should be nominated as a candidate in the Proxy Statement, the candidate’s nomination is then recommended to the Board of Directors, who may in turn conduct its own review to the extent it deems appropriate. When the Board of Directors has agreed upon a candidate to be nominated at an Annual Meeting of Stockholders, that candidate is then recommended to the stockholders for election at an Annual Meeting of Stockholders.

All current directors have been recommended by the Nominating Committee to the Board of Directors for election as directors of the Company at the 2006 Annual Meeting of Stockholders and the Board has approved the recommendation. The Company did not engage a third party search firm to assist with the selection of the director candidates for the 2006 Annual Meeting of Stockholders. During 2005, the Company received no recommendation for directors from any stockholders.

Independence Standards For Directors

The following standards have been applied by the Board of Directors of Harsco Corporation in determining whether individual directors qualify as “independent” under the Rules of the New York Stock Exchange. The Board has affirmatively determined that the following eight Directors are independent: Messrs. Jasinowski, Pierce, Scheiner, Sordoni, Viviano, Wilburn and Ms. Eddy and Ms. Scanlan. References to Harsco include its consolidated subsidiaries.

1.	No director will be qualified as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with Harsco, either directly or as a partner, shareholder or officer of an organization that has a relationship with Harsco. Harsco will disclose these affirmative determinations.

2.	No director who is a former Harsco employee can be deemed “independent” until three years after the end of his or her employment relationship with Harsco.

3.	No director whose immediate family member is or has been an executive officer of Harsco can be deemed “independent” until three years after such family member has ceased to be an executive officer.

4.	No director who receives, or whose immediate family member receives, more than $100,000 during any twelve-month period in direct compensation from Harsco, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), can be “independent” until three years after he or she ceases to receive more than $100,000 during any twelve-month period in such compensation.

5. No director can be independent:

a.	who is, or whose immediate family member is, a current partner of Harsco’s internal or external auditor;

b.	who is a current employee of Harsco’s internal or external auditor;

c.	whose immediate family member is a current employee of Harsco’s internal or external auditor and participates in such auditor’s audit, assurance or tax compliance (but not tax planning) practice; or

d.	who, or whose immediate family member, was within the last three years (but is no longer) a partner or employee of such auditor and personally worked on Harsco’s audit within that time.

6.	No director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Harsco’s present executives serve on that company’s compensation committee can be “independent” until three years after the end of such service or employment relationship.

7.	No director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, Harsco for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, can be “independent” until three years after falling below such threshold.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of the following eleven Directors, each of whom is recommended by the Board of Directors. Biographical information about each of these nominees is included below.

The Board of Directors Recommends that Stockholders Vote ‘FOR’ the Election of Each of the Following Nominees:

DIRECTOR INFORMATION

The information set forth below states the name of each nominee for Director, his or her age (as of March 20, 2006), a listing of present and previous employment positions, the year in which he or she first became a Director of the Company, other directorships held and the committees of the Board on which the individual serves.

			Director
			of the
		Position with the Company	Company
Name	Age	and Prior Business Experience	Since

G. D. H. Butler	59	Senior Vice President — Operations of the Company since 2000. Concurrently serves as President of the MultiServ Division and President of the SGB Division. President of Heckett MultiServ International and SGB from 2000 to 2003, and from 1994 to 2000 served as President of the Heckett MultiServ — East Division. Served as Managing Director — Eastern Region of the Heckett MultiServ Division in 1994. Served in various officer positions within MultiServ International, N.V. prior to 1994 and prior to Harsco’s acquisition of that corporation in 1993.	2002
K. G. Eddy	55	Certified Public Accountant. Founding partner of McDonough, Eddy, Parsons & Baylous, AC (a public accounting firm) since 1981. Chairman of the Board of Directors of the American Institute of Certified Public Accountants between 2000-2001. Chairman of the AICPA Special Committee on State Regulation from 2002 to present. Current member of the AICPA Governing Council.	2004
		Member of the Audit Committee.
S. D. Fazzolari	53	President, Chief Financial Officer and Treasurer of the Company since January 2006. Served as Senior Vice President, Chief Financial Officer and Treasurer from August 1999 until January 2006 and as Senior Vice President and Chief Financial Officer from January 1998 to August 1999. Served as Vice President and Controller from January 1994 to December 1997 and as Controller from January 1993 to January 1994.	2002
D. C. Hathaway	61	Chairman and Chief Executive Officer of the Company since January 2006 and from January 1998 to July 2000. Served as Chairman, President and Chief Executive Officer of the Company from July 2000 to January 2006 and from April 1994 to January 1998. Served as President and Chief Executive Officer of the Company from January 1994 to April 1994. Served as President and Chief Operating Officer of the Company from May 1991 to January 1994. Held various executive positions with the Company prior to 1991. Director of M&T Bank Corp.	1991
		Chairman of the Executive Committee.

			Director
			of the
		Position with the Company	Company
Name	Age	and Prior Business Experience	Since

J. J. Jasinowski	67	President of The Manufacturing Institute (research and education unit of a business advocacy group). Former President of the National Association of Manufacturers (business advocacy and policy association) between 1990 and 2004. Mr. Jasinowski is also an author and commentator on economic, industrial and governmental issues. Former positions include Assistant Professor of Economics at the Air Force Academy, Director of Research at the Joint Economic Committee of Congress, Director of the Carter Administration’s Economic transition team, and Assistant Secretary of Policy at the U.S. Department of Commerce. Mr. Jasinowski is a director of The Phoenix Companies, Inc., The Timken Company and WebMethods.	1999
		Member of the Compensation Committee and the Nominating Committee.
D. H. Pierce	64	President and CEO of ABB Inc., the US subsidiary of global industrial, energy and automation provider ABB, from 1999 until his retirement in June 2001. Between 1998 and 1999 he was President of Steam Power Plants and Environmental Systems of ABB Inc. Between 1996 and 1998 he was Group Executive Vice President — The Americas Region and Member of ABB Ltd. Group Executive Committee. Between 1994 and 1996 he was President of ABB China Ltd. Director of Ambient Corporation.	2001
		Member of the Audit Committee and the Nominating Committee.

			Director
			of the
		Position with the Company	Company
Name	Age	and Prior Business Experience	Since

C. F. Scanlan	58	President, Chief Executive Officer and Board Member of The Hospital and Healthsystem Association of Pennsylvania (representation and advocacy organization) since July 2003. Served as President and Chief Executive Officer of both The Health Alliance of Pennsylvania (representation and advocacy organization) and the Hospital and Healthsystem Association of Pennsylvania from 1995 to July 2003. Served as Executive Vice President and Chief Operating Officer of the Health Alliance of Pennsylvania between 1995 and 1996. Member of the Board of Directors of PHICO Group Inc. and its subsidiary corporations PHICO Services, PHICO Capital Markets and Independence Indemnity, from 1998 to the present. On December 14, 2001, PHICO Group filed a Chapter 11 bankruptcy petition in the U.S. Bankruptcy Court in Harrisburg, Pennsylvania. A Plan of Reorganization was approved by the Court on August 20, 2004. Served as Chairman of PHICO Insurance Company, a wholly-owned subsidiary of PHICO Group, from 1998 to November 2001. On August 16, 2001, the Commonwealth Court of Pennsylvania issued an Order of Rehabilitation for PHICO Insurance Company which gave the Pennsylvania Insurance Department statutory control over that company. On February 1, 2002, the Pennsylvania Insurance Department declared the PHICO Insurance Company insolvent and the Pennsylvania Commonwealth Court issued an order authorizing the Insurance Department to liquidate that company. The liquidation is proceeding. PHICO Services and PHICO Capital Markets filed for federal bankruptcy protection in February 2003 and a Plan of Liquidation was approved March 24, 2005 and Independence Indemnity was placed in rehabilitation by the Kansas Insurance Commissioner in June of 2002.	1998
		Member of the Compensation Committee and the Audit Committee.
J. I. Scheiner	61	Chairman of Benatec Associates, Inc. (an engineering and environmental company) since January 2006. Was President and Chief Operating Officer of Benatec Associates from 1991 to 2006. Prior to 1991, he was President of Stoner Associates, Inc. (an engineering software company) and Vice President of Huth Engineers (an engineering company). Served as Secretary of Revenue for the Commonwealth of Pennsylvania, and served as Deputy Secretary for Administration, Pennsylvania Department of Transportation. He is a member of the Pennsylvania Chamber of Business and Industry Board.	1995
		Chairman of the Audit Committee and member of the Executive Committee and the Compensation Committee.
A. J. Sordoni, III	62	Chairman of Sordoni Construction Services, Inc. (a building construction and management services company) and has been employed by that company since 1967.	1988
		Chairman of the Nominating Committee; Member of the Compensation and the Executive Committees.

			Director
			of the
		Position with the Company	Company
Name	Age	and Prior Business Experience	Since

J. P. Viviano	67	Retired Vice Chairman of Hershey Foods Corporation (a confectionery and grocery products company). Was President and Chief Operating Officer of Hershey Foods Corporation from 1994 to 1998. Mr. Viviano is a director of Chesapeake Corporation, Reynolds American, Inc. and RPM, Inc.	1999
		Member of the Audit Committee and the Nominating Committee.
R. C. Wilburn	62	President of the Gettysburg National Battlefield Museum Foundation (a nonprofit educational institution) since 2000. Former President and Chief Executive Officer of the Colonial Williamsburg Foundation (a historic preservation and educational outreach organization) between 1992 and 1999. Other former positions include Distinguished Service Professor at Carnegie Mellon University, President of Carnegie Institute and Carnegie Library and Secretary of Education for the Commonwealth of Pennsylvania. He is a Director of Erie Indemnity Company and Erie Family Life.	1986
		Chairman of the Compensation Committee; Member of the Nominating and the Executive Committee.

SHARE OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 3, 2006, information with respect to the beneficial ownership of the Company’s outstanding voting securities, stock options and other stock equivalents by:

(a)	the Company’s Chief Executive Officer and the Company’s four most highly compensated other executive officers (the “Named Executives”),

(b)	each Director,

(c)	all Directors and executive officers as a group, and

(d)	certain beneficial owners holding more than 5% of the common stock.

All of the Company’s outstanding voting securities are common stock.

	Number of	Percent of	Number of	Number of Other
Name	Shares(1)	Class	Exercisable Options(2)	Stock Equivalents

Named Executive Officer
G. D. H. Butler	1,000	*	59,000	10,000	(3)
S. D. Fazzolari	11,116	*	84,000	12,542	(3)
D. C. Hathaway	126,213	*	240,000	13,225	(3)
M. E. Kimmel	863	*	2,000	2,600	(3)
S. J. Schnoor	1,360	*	3,300	2,742	(3)
Directors who are not Named Executive Officers
K. G. Eddy	800	*	0	750	(5)
J. J. Jasinowski	1,200	*	6,000	11,534	(5)
D. H. Pierce	2,000	*	6,000	7,472	(5)
C. F. Scanlan	1,500	*	12,000	1,256	(5)
J. I. Scheiner	3,526	*	10,000	5,206	(5)
A. J. Sordoni, III	112,500 (4)	*	14,000	1,257	(5)
J. P. Viviano	5,400	*	7,000	9,572	(5)
R. C. Wilburn	3,500	*	10,000	2,519	(5)
All Directors and executive officers as a group (14 persons in total, including those listed above)	272,402		463,900	84,425
Beneficial Owners(6)
Earnest Partners LLC
75 Fourteenth Street, Suite 2300 Atlanta, GA 30309	2,821,531	6.8

*	Less than one percent.

(1)	Includes, in the case of Messrs. Butler, Fazzolari, Hathaway, Kimmel, Schnoor and all Directors and executive officers as a group, -0- shares, 8,794 shares, 30,649 shares, 863 shares, 1,017 shares and 42,748 shares, respectively, pursuant to the Company’s Retirement Savings and Investment Plan in respect of which such persons have shared voting power.

(2)	Represents all stock options exercisable within 60 days of March 3, 2006 awarded under the 1995 Executive Incentive Compensation Plan and the 1995 Non-Employee Directors’ Stock Plan. Unexercised stock options have no voting power.

(3)	Includes non-voting phantom shares held under the Supplemental Retirement Benefit Plan which will ultimately be paid out in cash based upon the value of shares of common stock at the time of the payout as well as non-voting phantom shares held in the Company’s non-qualified Retirement Savings and Investment Plan. Also includes for Messrs. Butler and Fazzolari, 10,000 restricted stock units and for Messrs. Schnoor and Kimmel, 2,600 restricted stock units that were awarded in January 2005 and January 2006 and vest in three years from the date of grant subject to certain terms pursuant to the 1995 Executive Incentive Compensation Plan.

(4)	Includes 19,000 shares owned by his wife as to which Mr. Sordoni disclaims beneficial ownership.

(5)	Certain Directors have elected to defer a portion of their Directors’ fees in the form of credits for non-voting phantom shares under the terms of the Company’s Deferred Compensation Plan for Non-Employee Directors. These phantom shares are included. They will ultimately be paid out in cash based upon the value of the shares at the time of payout. Also includes 500 and 750 restricted stock units that were granted under the 1995 Non-Employee Directors’ Stock Plan on May 3, 2004 and May 2, 2005, respectively.

(6)	This information is derived from Schedule 13G filing by such person with the Securities and Exchange Commission in February 2006, representing sole voting power over 1,113,530 shares, shared voting power over 1,048,501 shares and sole dispositive power over 2,821,531 shares. These holdings represent 6.8% of the Company’s common stock.

Except as otherwise stated, each individual has sole voting and investment power over the shares set forth opposite his or her name. As of March 3, 2006, Mr. Hathaway beneficially owned .87% of the Company’s common stock. None of the other Directors and executive officers individually beneficially owned more than 1% of the Company’s common stock, and the Directors and executive officers of the Company as a group beneficially owned approximately 1.74% of the Company’s outstanding common stock. The mailing address for the Directors and executive officers of the Company is c/o Harsco Corporation Corporate Secretary, 350 Poplar Church Road, Camp Hill, PA 17011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of five Directors each of whom is considered independent under the rules of the New York Stock Exchange, the Pacific Stock Exchange and the Securities and Exchange Commission (“SEC”). The Audit Committee, has, as part of its membership, an individual who satisfies the definition of a “financial expert,” as promulgated by the SEC. Ms. Kathy Eddy, a certified public accountant and former Chairman of the American Institute of Certified Public Accountants has been a member of the Audit Committee since September 28, 2004 and serves as the Audit Committee’s “financial expert.”

The Audit Committee operates pursuant to a written charter which was adopted in 1992 and which was most recently amended in February of 2006. A copy of the Audit Committee Charter is included as Appendix A to this Proxy Statement and can be viewed at the Governance section of the Company’s website at www.harsco.com.

The Audit Committee has adopted a policy for pre-approval of audit, non-audit and tax services by the independent auditors. The Audit Committee may pre-approve services, such as the annual audit fee and statutory audits. The services to be provided are to be reviewed with the Audit Committee and approval is given for a specific dollar amount and for a period of not greater than 12 months. Services that are not pre-approved in this manner must be pre-approved on a case-by-case basis throughout the year. Additionally, if the pre-approved fee is to be exceeded, approval of the Audit Committee must be obtained. In making its decision regarding the approval of services, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the independent auditor is best positioned to provide such services and whether the services might enhance the Company’s ability to manage or control risk or improve audit quality. No services were provided during the last two fiscal years pursuant to the de minimis safe harbor exception from the pre-approval requirements.

The Audit Committee reports to and acts on behalf of the Board of Directors by monitoring the Company’s financial reporting processes and system of internal controls, and overseeing the Company’s internal auditors and the independence and performance of the independent auditors. In carrying out these responsibilities, the Audit Committee meets with members of management, the Company’s independent auditors and the Company’s internal auditors on a regular basis or as may otherwise be needed. The Audit Committee Chairman or his designee meets with management and with the independent auditors each quarter to review and discuss the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K prior to its filing with the SEC.

While the Audit Committee and Board of Directors monitor the Company’s financial record keeping and controls, it is the Company’s management that is ultimately responsible for the Company’s financial reporting process, including the Company’s system of internal controls, disclosure control procedures and the preparation of the financial statements. The independent auditors support the financial reporting process by performing an audit of the Company’s financial statements and issuing a report thereon.

The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements for the year ended December 31, 2005 and related periods. These discussions focused on the quality, not just the acceptability, of the accounting principles used by the Company, key accounting policies followed in the preparation of the financial statements and the reasonableness of significant judgments made by management in the preparation of the financial statements and alternatives that may be available.

The Audit Committee also discussed with the Company’s internal auditors and independent auditors the overall scope and plans for their respective audits of the Company’s financial statements. In addition, the Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with PricewaterhouseCoopers LLP, the Company’s independent auditors, matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter received by the Audit Committee from the Company’s independent auditors required to be delivered by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based on the review and discussions referred to above, the Audit Committee’s review of the representations of management and the report of the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

J. I. Scheiner, Chairman
K. G. Eddy
D. H. Pierce
C. F. Scanlan
J. P. Viviano

FEES BILLED BY THE INDEPENDENT AUDITORS FOR AUDIT AND NON-AUDIT SERVICES

The following table sets forth the amount of audit fees, audit-related fees, tax fees and all other fees billed or expected to be billed by PricewaterhouseCoopers LLP, the Company’s principal auditor for the year ended December 31, 2005 and December 31, 2004.

	Amount	Amount
	2005	2004

Audit Fees(1)	$5,195,000	$6,337,700
Audit-Related Fees(2)	$1,874,900	$331,700
Tax Fees(3)	$939,600	$1,277,200
All Other Fees(4)	$18,200	$15,400
Total Fees	$8,027,700	$7,962,000

(1)	Includes the integrated audit of the consolidated financial statements and internal controls over financial reporting as well as statutory audits and quarterly reviews.

(2)	Includes due diligence procedures and accounting consultations.

(3)	Includes services performed in connection with income tax services other than those directly related to the audit of the income tax accrual.

(4)	Includes certain agreed upon procedures.

The Audit Committee has considered the possible effect of non-audit services on the auditors’ independence and pre-approved the type of non-audit services that were rendered.

PROPOSAL 2: APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has designated PricewaterhouseCoopers LLP as independent auditors to audit the Company’s financial statements for the fiscal year ending December 31, 2006. This firm has audited the financial statements of the Company and its predecessors since 1929. Although not required to do so by law or otherwise, the Audit Committee desires that stockholders ratify its selection of PricewaterhouseCoopers LLP as the Company’s independent auditors. Therefore, the Audit Committee’s choice of independent auditors will be submitted for ratification or rejection at the Annual Meeting. In the absence of contrary direction from stockholders, all proxies that are submitted will be voted in favor of the confirmation of PricewaterhouseCoopers LLP as the Company’s independent auditors. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement and answer questions of stockholders.

If this proposal is not ratified by a majority of the shares entitled to vote at the Annual Meeting, the appointment of the independent auditors will be reevaluated by the Audit Committee. Due to the difficulty and expense of making any substitution of auditors, it is unlikely that their appointment for the audit of the financial statements for the fiscal year ending December 31, 2006 would be changed. However, the Audit Committee may review whether to seek new independent auditors for the fiscal year ending December 31, 2007.

The Audit Committee, at its meeting held on November 15, 2005, reviewed and approved the fee estimate for the annual audit of the Company’s fiscal 2005 financial statements and, taking into consideration the possible effect of non-audit services on the auditors’ independence, also reviewed specific non-audit services to be rendered for income tax services.

The Board of Directors Recommends a Vote FOR the Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditors.

HARSCO STOCK PERFORMANCE GRAPH

The following performance graph compares the yearly percentage change in the cumulative total stockholder return (assuming the reinvestment of dividends) on the Company’s common stock against the cumulative total return of the Standard & Poor’s MidCap 400 Index and the Dow Jones Industrial-Diversified Index for the past five years. The graph assumes an initial investment of $100 on December 31, 2000 in the Company’s common stock or in the underlying securities which comprise each of those market indices. The information contained in the graph is not necessarily indicative of future Company performance.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

Among Harsco Corporation, S&P MidCap 400 Index and Dow Jones
Industrial Diversified Index (1) (2)
Fiscal Year Ending December 31

	2000	2001	2002	2003	2004	2005
Harsco Corporation	100	144	138	195	254	314
S&P Midcap 400 Index	100	99	85	115	134	151
Dow Jones Industrial-Diversified	100	90	58	79	94	92

(1)	Peer companies included in the Dow Jones Industrial-Diversified Index are: Albany International Corp., Briggs & Stratton Corp., Capstone Turbine Corp., Carlisle Companies Inc., Crane Company Inc., Dover Corporation, Eaton Corp., Emerson, Flowserve Corp., General Electric Co., Honeywell International Inc., Illinois Tool Works, Inc., Ingersoll-Rand Company Ltd., ITT Industries Inc., Kaydon Corp., Kennametal Inc., Mueller Industries Inc., Parker-Hannifin Corporation, Pentair, Inc., Rockwell International Corp., The Shaw Group Inc., Teleflex Inc., Textron Inc., The Timken Company and Tyco International Ltd.

(2)	In December 2001, Dow Jones restructured its industry classification system. The net result of this change is that all US indices will show differences when compared to the prior index series.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is currently composed of the five non-employee Directors listed below this Report. Each member of the Compensation Committee is considered to be independent in accordance with the guidelines established by the New York Stock Exchange and the Pacific Stock Exchange and no member has any interlocking or other relationships with the Company that are subject to disclosure under the Securities and Exchange Commission rules relating to proxy statements. All decisions of the Compensation Committee relating to the salaries and grade levels of the Company’s executive officers are reviewed with the full Board.

The Compensation Committee believes that the Company benefits from a broad based executive compensation program with approximately 36 division officers, five executive officers and three other corporate officers participating in the program as of December 31, 2005.

Program Goals

In administering the Company’s executive compensation program, the Compensation Committee looks to accomplish the following goals:

•	Incentivize management to achieve the Company’s annual and long-term performance goals, which are specifically designed to reinforce the creation and enhancement of stockholder value;

•	Promote individual initiative and achievement;

•	Provide levels of compensation that are fair, reasonable and competitive with comparable industrial companies; and

•	Attract and retain qualified executives who are critical to the Company’s long-term success.

Other Key Guiding Principles

In addition to the above goals, the Compensation Committee administers the Company’s executive compensation programs with these guiding principles in mind:

•	In general, the Compensation Committee strives to maintain total compensation packages which range from moderately below to moderately above the industry medians.

•	The executives most able to affect the performance of the Company should have a significant portion of their potential total compensation at risk and dependent upon the Company’s performance.

•	The executive officers of the Company should share in the gains and losses of common stock experienced by stockholders in order to reinforce the alignment of their respective interests.

•	The Company has not reset the exercise price on any existing stock options in the past, and as a matter of sound compensation policy, does not foresee doing so in the future.

Program Components

The Compensation Committee carries out the executive compensation program through various compensation methods and programs. The primary compensation methods used and the manner in which they are administered include the following:

•	Annual Salary, which is based upon the degree of responsibility associated with the executive’s position and the executive’s past achievement;

•	Annual cash incentive compensation awarded under the 1995 Executive Incentive Compensation Plan (as amended, the “1995 Incentive Plan”), the amount of which is based upon achievement of specific economic value-added (“EVA®”) goals established for the relevant business unit. The Compensation Committee believes that attainment of specific, measurable EVA goals is an important determinant of total return to stockholders over the long-term and has the advantage of not being subject to fluctuations in the common stock price;

•	Long-term equity compensation issued under the 1995 Incentive Plan in the form of restricted stock units. The Compensation Committee has established maximum grant guidelines for each executive. The actual number of units granted is determined at the discretion of the Committee and is based on the Company’s achievement of certain performance goals. For 2005 the performance goals were based on the attainment of pre-established earnings per share amounts. Grants of restricted stock units are subject to a three year holding period after grant; and

•	Various retirement and other benefits commonly found in similar companies.

In establishing the weight of these various compensation components, the Compensation Committee believes that as an executive’s level of responsibility increases, a greater portion of his or her potential total compensation opportunity should be based on performance incentives and a lesser portion on salary. The Compensation Committee also believes that as executives rise to positions that can have a greater impact on the Company’s performance, the compensation program should place more emphasis on the value of the common stock.

Salaries

The Compensation Committee completed its annual review of officer salaries at the November 14, 2004 Committee meeting. In establishing 2005 salaries, the Compensation Committee considered information compiled from a database of compensation information provided to the Company through its compensation consultant, Towers Perrin.

Each year, the Compensation Committee considers adjustments to the salary of each executive officer based upon a combination of the following: the available salary budget, the performance of each officer, comparison survey data provided by one or more major consulting firms, comparison to other internal salaries and the Company’s salary range structure for various grade levels. The salary range structure for various grade levels is also revised from time to time based upon industry survey data provided by Towers Perrin. The Towers Perrin industry compensation survey considered by the Compensation Committee is a broad based survey of companies selected by the consulting firm which are not limited to the companies within the Dow Jones

Industrial-Diversified Index referenced elsewhere in the Proxy Statement, though some of those companies may have been included in the survey.

Annual Incentive Compensation Plan

Payments for executive officers under the 1995 Incentive Plan for calendar year 2005 were dependent upon achievement of EVA targets for the business units in the case of Mr. Butler, and the achievement of an EVA objective for the Company, in the case of the other executive officers. These EVA objectives were established by the Compensation Committee prior to the beginning of the year.

Payments under this Plan are a function of the executive’s annual salary multiplied by the bonus percentage, which in turn is multiplied by a performance percentage. The bonus percentage is determined for each individual executive and is a function of the individual’s level of responsibilities and his or her ability to impact the overall results of the Company. The percentage is calculated by multiplying the individual’s salary grade by .02. The target bonus percentage for Mr. Hathaway is 70% and the target bonus percentages for the other executive officers range from 36% to 54%.

The performance percentage is determined based on achievement of EVA objectives and can range from 0 to 200%. The EVA objectives include various performance levels. The 2005 EVA objectives, which were developed with input from Stern Stewart & Company, include minimum, target and maximum performance levels. Performance which is below the minimum performance level results in a zero performance percentage and therefore, no incentive payments being made. The performance percentage increases above zero once the minimum performance level is obtained and increases as results increase above the minimum level. For 2005, the performance percentage for achieving the target level of EVA performance results is 100%. If the maximum performance level is obtained or surpassed, the performance percentage is capped at 200%.

The Compensation Committee, again with the input of Stern Stewart & Company, has established minimum, target and maximum objectives for overall Company EVA performance for 2006 and has allocated that target objective among the divisions. Thus, the annual incentive compensation awards of the corporate officers are closely related to the overall performance of the divisions against their EVA goals.

Based on his business unit’s achievements against the established EVA targets, Mr. Butler attained 120% of target achievement. The other four named executive officers attained 165% of target achievement for 2005 based on the overall EVA achievement of the Company. The amounts of the awards to the named executive officers under the Plan are summarized in the Summary Compensation Table.

Long-term Compensation

During 2004, the Compensation Committee approved a long-term restricted stock unit program pursuant to the terms of the 1995 Incentive Plan. Under the restricted stock unit program, performance goals are established three years in advance by the Compensation Committee. 2004, 2005 and 2006 earnings per share goals were established by the Compensation Committee in early 2004. The Compensation Committee approved the 2007 goals of earnings per share and cash flow at its January 2005 meeting and approved 2008 earnings per share and cash flow goals at its November 17, 2005 meeting. Grants of restricted stock units are made in the subsequent January if the performance goals for the applicable period are achieved. Maximum restricted stock unit grants, ranging from 10,000 shares annually for the CEO to 500 for certain other officers, may be granted by the Compensation Committee provided the performance goals are satisfied. At its meeting on November 14, 2005, the Compensation Committee recommended, and the Board, at its November 15 meeting, approved increasing the maximum number of restricted stock units that could be granted to the CEO from 10,000 to 20,000 and increased the maximum number of units that could be granted to several of the executive officers. The Compensation Committee has complete discretion on whether to grant and the amount (i.e., discretion to reduce the maximum grant by any amount, even to zero) of any grant of restricted stock units that may be made annually to any officer. If shares are granted, they must be held by the individual for a period of three years. If the individual leaves the employment of the Company during this period, except as a result of death, disability or retirement, the stock units are forfeited. 2005 performance goals were achieved and the Compensation Committee did make grants of restricted stock units to Messrs. Butler, Fazzolari, Kimmel and Schnoor as well as certain other officers of the Company. As was described in a Form 8-K filing made by the Company on January 26, 2006, the Compensation Committee and the Board approved a payment to Mr. Hathaway, in lieu of a restricted stock unit award. Mr. Hathaway’s current stock holdings and outstanding stock options and the stage of his career at Harsco were considered in making this determination. Mr. Hathaway’s cash payment was equal to $715,100 and was based on the average of the high and low sales price of the Company’s common stock on January 24, 2006 and 10,000 shares.

The 1995 Incentive Plan was approved by the stockholders in 1995, was amended and re-approved by the stockholders in 1998, 2001 and 2004, and has been used to make grants of options and restricted stock units to other corporate officers and key employees, including division officers as well as the executive officers. The maximum stock option award as provided in the 1995 Incentive Plan is 150,000 shares for any single participant in a calendar year. The 1995 Incentive Plan was further amended in 2004 in order that the 150,000 share limit will also apply to awards of restricted stock, deferred stock and stock grants which may be issued under the 1995 Incentive Plan. The Compensation Committee only issued restricted stock units in 2005 and no stock options were issued during the year.

Other Compensation

The Company has certain other broad-based employee benefit plans in which the executive officers participate on the same terms as non-executive employees, including health insurance, a defined benefit pension plan, a 401(k) Savings Plan and a term life insurance benefit equal to two times the individual’s salary up to a maximum benefit of $500,000. In addition, the executive officers participate in the Supplemental Retirement Benefit Plan as described under the section “Retirement Plans” on page 26 of this Proxy Statement, which supplements both the qualified pension plan and the Company’s 401(k) Savings Plan. During 2003, the Company amended most of its defined-benefit pension plans to end further accruals under the plans for additional service with the Company. After 2003, benefits paid under these amended plans only take into account future salary increases of participants. Certain named executive officers, namely Messrs. Hathaway, Butler and Fazzolari, are entitled to Company-provided cars and the Board of Directors has approved Mr. Hathaway’s personal use of the Company airplane.

The Chief Executive Officer’s 2005 Compensation

The 1995 Incentive Plan cash and salary awarded or paid to Mr. Hathaway with respect to 2005 are detailed in the Summary Compensation Table on page 24 in this Proxy Statement with respect to amounts, and in this Report with respect to the factors considered by the Compensation Committee. Mr. Hathaway’s 2005 salary was determined by the Compensation Committee utilizing the same factors as are explained in the “Salaries” section above. The Compensation Committee particularly considered the significant accomplishments achieved by the Company in 2004, including significantly improved earnings, cash flows, EVA and stock price. As was stated above, Mr. Hathaway’s annual incentive payment was primarily a function of the Company’s overall EVA performance. As described above, Mr. Hathaway was also paid a cash amount in lieu of his restricted stock unit grant. This payment was based on the achievement of pre-established EPS goals by the Company. Of the total $2,870,100 in cash compensation paid to Mr. Hathaway for 2005 as reflected in the Summary Compensation Table, 65.2% was contingent and dependent upon the achievement of the EVA and EPS performance objectives established by the Compensation Committee. This is consistent with the Compensation Committee’s view that those executives most able to affect the performance of the Company should have a significant portion of their potential total compensation at risk and dependent upon the Company’s performance.

Relationship of Performance to Compensation

The Company currently ties executive pay to corporate performance primarily through the 1995 Incentive Plan annual awards that are based upon achievement of objectives adopted by the Compensation Committee. Stock option and restricted stock unit grants have been made in the past to executives and they provide realizable compensation through increases in the stock price.

Policy Regarding IRC Section 162

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation for individuals in excess of $1 million per year paid by publicly traded corporations to the chief executive officer and the four other executives named in the compensation table of the Proxy Statement. While much of the compensation paid to executives qualifies for the exemption under Internal Revenue Service regulations applicable to performance based compensation, Mr. Hathaway’s base salary of $1,000,000 could result in a minor portion of his compensation being exposed to non-deductibility of executive compensation expense under Section 162(m) in the 2005 tax year. The Committee and the Board have considered the possibility of a portion of the compensation being non-deductible and based on the limited amounts that would be non-deductible and their determination of the appropriate level of compensation for Mr. Hathaway they have concluded that it is in the best interest of the Company to pay Mr. Hathaway at the levels determined by their review. In 1995, the Company obtained stockholder approval of the 1995 Incentive Plan, which was designed to preserve the deductibility to the extent possible, of executive compensation resulting from performance based awards under that Plan. The Company obtained renewal of that approval by the stockholders in 1998, 2001 and again in 2004. While the tax deductibility of compensation paid is a key concern for the Compensation Committee, it is not the only concern, and the Compensation Committee, as stated above, will look at other factors to determine the appropriate compensation that should be paid to an individual and may chose to pay compensation that would otherwise not be deductible under Section 162(m) if the Compensation Committee believes that it is appropriate and in the best interest of the Company.

Summary

In summary, the Compensation Committee believes that the Company’s total compensation program achieves the objective of providing meaningful and appropriate rewards, recognizing both current contributions to performance and the attainment of long-term strategic business goals of critical importance to the future growth of Harsco Corporation.

SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

     R. C. Wilburn, Chairman
     J. J. Jasinowski
     C. F. Scanlan
     J. I. Scheiner
     A. J. Sordoni, III

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table sets forth information concerning the compensation awarded to, earned by or paid to the Named Executives for services rendered to the Company in all capacities during each of the last three fiscal years.

Summary Compensation Table

				Long-Term
				Compensation Awards
Name and	Annual Compensation			Restricted	All Other
Principal		Salary	Bonus	Stock	Compensation
Position	Year	($)	($)	Units(4)	($) (2)

D. C. Hathaway(1)	2005	1,000,000	1,155,000	(3)	125,987
Chairman &	2004	900,000	932,400	(3)	90,990
Chief Executive Officer	2003	878,000	626,892	-0-	6,000
G. D. H. Butler(5)	2005	577,500	318,780	5,000	70,567
Senior Vice President —	2004	555,000	385,503	5,000	-0-
Operations	2003	441,664	288,495	-0-	-0-
S. D. Fazzolari(1)	2005	420,000	374,220	5,000	44,373
President, Chief Financial	2004	400,000	319,680	5,000	34,726
Officer & Treasurer	2003	335,000	183,379	-0-	6,000
M. E. Kimmel(6)	2005	233,810	156,599	1,350	20,252
General Counsel and	2004	185,000	104,044	1,250	14,118
Corporate Secretary	2003	150,000	52,439	-0-	4,996
S. J. Schnoor	2005	233,810	146,599	1,350	21,726
Vice President & Controller	2004	227,000	127,665	1,250	19,432
	2003	220,000	99,484	-0-	6,000

(1)	On January 24, 2006, Mr. Hathaway was elected Chairman and Chief Executive Officer and Mr. Fazzolari was elected President, Chief Financial Officer and Treasurer. Prior thereto, Mr. Hathaway served as Chairman, President and Chief Executive Officer since July 2000 and Mr. Fazzolari as Senior Vice President, Chief Financial Officer and Treasurer since August 1999.

(2)	For 2003, represents Company Savings Plan contributions made on behalf of the Named Executives. The Company maintains the Harsco Corporation Savings Plan which includes the “Salary Reduction” feature afforded by Section 401(k) of the Internal Revenue Code. Under this Plan, the Company made matching contributions for the account of each participating employee equal to 50% of the first 1% to 6% of such employee’s “Salary Reduction” contribution. Beginning in 2004, the Company placed a freeze on credited service in its defined benefit pension plans for a significant portion of its U.S. employees, including Messrs. Hathaway, Fazzolari, Kimmel and Schnoor. Only pay and early retirement subsidy related credits will be made under these defined benefit pension plans for the next ten years. In lieu of accruing additional credited years of service beyond December 31, 2003, under these defined benefit pension benefits, the Company adopted a new 401(k) savings plan, the Retirement Savings and Investment Plan (“RSIP”). Pursuant to the terms of the RSIP, eligible employees may authorize the Company to contribute between 1% and 75% of their pre-tax compensation. The Company will make matching contributions to the account of each participating employee equal to 100% on the first 1% to 3% of such employee’s contribution and 50% on the next 1% to 2% of such employee’s contribution. In addition, the Company may make discretionary contributions to the participants’ accounts. The Company has communicated that, at the discretion of the Board of Directors, it has targeted a 2% contribution of each eligible employee’s annual compensation, provided that certain performance targets are satisfied. Performance targets were satisfied for 2004 and 2005 and the Board of Directors has authorized the 2% discretionary contribution for those years. In 2004, the Company also implemented a Supplemental Benefit Plan pursuant to which the Company would make “phantom” contributions to a non-qualified plan in an amount equal to the above described Company matching and discretionary contributions under the RSIP which the Company was not otherwise able to make for a participant as a result of that participant reaching certain limitations imposed by Section 401(k) of the Internal Revenue Code. The amounts included in this column for 2004 and 2005 represent amounts contributed by the Company to both the RSIP and the Supplemental Benefit Plan. For Mr. Butler, the amount includes his Company car allowance and related expenses, two airline tickets for Mr. Butler’s spouse to attend Company functions and premiums for private family medical insurance.

(3)	As was described in the Compensation Committee Report and in a Form 8-K filed by the Company on January 24, 2006, Mr. Hathaway was paid a cash payment of $715,100 in lieu of a restricted stock unit grant. The Compensation Committee and the Board considered Mr. Hathaway’s significant stock holdings in the Company, the number of his unexercised stock options and the stage of his career at Harsco in making this determination. A similar payment was made in January 2005 in the amount of $504,050. A Form 8-K dated January 27, 2005 describes this payment.

(4)	The values (based on the average of the high and low stock price as of December 31, 2005) of the holdings of restricted stock units granted during 2005 to each Named Executive are as follows: Butler: $338,900, Fazzolari: $338,900, Kimmel: $84,725 and Schnoor: $84,725. The average price of the restricted stock units as of December 31, 2005 was $67.78 per share.

(5)	Mr. Butler was elected Senior Vice President — Operations effective September 26, 2000. He serves concurrently as President of the MultiServ and SGB Division. Mr. Butler’s salary and bonus are designated in U.S. dollars, but he is paid in British pounds at conversion rates that were in effect during the respective periods. The conversion rate used for the amounts included in the Compensation Table was £=$1.75 for 2005, £=$1.85 for 2004, and £=$1.60 for 2003.

(6)	Mr. Kimmel became an executive officer effective January 1, 2004.

Stock Options Issued During the 2005 Fiscal Year

The Board of Directors, on the recommendation of Senior Management, decided not to issue any stock options during 2005 to Company management or employees. In 2003, the Board reviewed the appropriateness of the use of stock options as the vehicle for long-term compensation within the Company and decided not to issue any options that year. In December 2003, the Board decided not to issue any stock options in 2004 to Company management or employees. Instead, the Board decided that restricted stock or restricted stock units should be the long-term compensation method for the Company. At the 2004 Annual Meeting, the stockholders approved an amendment to the Company’s 1995 Executive Incentive Compensation Plan which could qualify future grants of restricted stock or restricted stock units as performance-based compensation under Section 162(m) of the Internal Revenue Code. Restricted stock units were awarded to four executive officers and certain other officers of the Company in January 2005 and 2006 as further discussed in the Compensation Committee Report. The Company does not currently intend to grant any stock options in 2006.

Option Exercises and Holdings

The following table sets forth information, with respect to the Named Executives, concerning the exercise of options during fiscal year 2005 and unexercised options at December 31, 2005:

AGGREGATED OPTION EXERCISES IN 2005
AND OPTION VALUES AT 12/31/05

	Shares
	Acquired		Number of Securities		Value of Unexercised
	On	Value	Underlying Unexercised		In-The-Money
	Exercise	Realized	Options at 12/31/05(#) (3)		Options at 12/31/05($) (4)
Name	(#)	($) (2)	Exercisable	Unexercisable	Exercisable	Unexercisable

D. C. Hathaway —	155,000	5,335,666	240,000	-0-	8,325,800	-0-
Chairman & Chief Executive Officer(1)
G. D. H. Butler —	17,000	552,161	59,000	-0-	2,180,020	-0-
Senior Vice President — Operations
S. D. Fazzolari —	-0-	-0-	84,000	-0-	2,979,560	-0-
Senior Vice President, Chief Financial
Officer & Treasurer(1)
M. E. Kimmel —	-0-	-0-	2,000	-0-	70,260	-0-
General Counsel and Corporate Secretary
S. J. Schnoor —	-0-	-0-	3,300	-0-	104,196	-0-
Vice President & Controller

(1)	On January 24, 2006, Mr. Hathaway was elected Chairman and Chief Executive Officer and Mr. Fazzolari was elected President, Chief Financial Officer and Treasurer. Previously, Mr. Hathaway served as Chairman, President and Chief Executive Officer since July 2000 and Mr. Fazzolari as Senior Vice President, Chief Financial Officer and Treasurer since August 1999.

(2)	Represents the difference between the exercise price and the market price of common stock on the date of exercise.

(3)	Options granted during a particular year are not exercisable for twelve months (24 months for options granted in 2002) following the date of grant unless a change in control of the Company occurs.

(4)	Represents the difference between the exercise price and the market price of common stock on December 31, 2005, multiplied by the number of in-the-money unexercised options contained in the respective category. Average market price at December 31, 2005 was $67.78 per share. Options are in-the-money when the market price of the underlying securities exceeds the exercise price.

Retirement Plans

The Company provides retirement benefits for each officer under the Supplemental Retirement Benefit Plan (“Supplemental Plan”). All executive officers are covered by the Supplemental Plan excepting Mr. Butler who is covered by the U.K. pension plan described below. Until December 31, 2002, the Supplemental Plan replaced the 401(k) Company match lost due to government limitations on such contributions. The replacement was in the form of phantom shares as more fully described in footnote 2 on page 24. The Supplemental Plan was amended effective January 1, 2003, to eliminate any future replacement of lost company match and any further granting of phantom shares. A new non-qualified restoration plan was established January 1, 2004 to provide for the discretionary and matching contributions that would be otherwise provided under the qualified 401(k) Plan for salaried employees’ contributions made after December 31, 2003, but for IRS Code limitations under Section 402(g), Section 401(a)(17), Section 415 or Section 401(m). (See

footnote 2 on page 24). All U.S. executive officers are also covered by the qualified pension plan. Each plan is a defined benefit plan providing for normal retirement at age 65. Early retirement may be taken commencing with the first day of any month following the attainment of age 55, provided at least 15 years of service have been completed. Early retirement benefits commencing prior to age 65 are reduced. The Supplemental Plan also provides for unreduced pension benefits if retirement occurs after age 62, provided at least 30 years of service have been completed. The Supplemental Plan provides for a pre-retirement death benefit payable in a monthly benefit to a beneficiary designated by the participant for participants who die after qualifying for benefits. The Supplemental Plan also includes provisions which fully vest participants upon termination of employment following a “change in control” of the Company as defined in the Supplemental Plan.

The following table shows estimated total annual pension benefits payable to the U.S. executive officers of the Company under the qualified pension plan and the Supplemental Plan, including the Named Executives upon retirement at age 65, in various remuneration and year-of-service classifications, assuming the total pension benefit was payable as a straight life annuity guaranteed for ten years and retirement took place on January 1, 2006.

PENSION PLAN TABLE — U.S. EXECUTIVES

	Years of Service
Remuneration(1)	10	15	20	25	30	35*

300,000	41,583	62,374	83,166	103,957	124,749	137,224
400,000	56,583	84,874	113,166	141,457	169,749	186,724
500,000	71,583	107,374	143,166	178,957	214,749	236,224
600,000	86,583	129,874	173,166	216,457	259,749	285,724
700,000	101,583	152,374	203,166	253,957	304,749	335,224
800,000	116,583	174,874	233,166	291,457	349,749	384,724
900,000	131,583	197,374	263,166	328,957	394,749	434,224
1,000,000	146,583	219,874	293,166	366,457	439,749	483,724
1,100,000	161,583	242,374	323,166	403,957	484,749	533,224
1,200,000	176,583	264,874	353,166	441,457	529,749	582,724
1,300,000	191,583	287,374	383,166	478,957	574,749	632,224
1,400,000	206,583	309,874	413,166	516,457	619,749	681,724
1,500,000	221,583	332,374	443,166	553,957	664,749	731,224
1,600,000	236,583	354,874	473,166	591,457	709,749	780,724

*	The Supplemental Plan has a 33-year service maximum.

(1)	Final average compensation for the U.S. Named Executives as of the end of the last calendar year is: Mr. Hathaway: $1,394,354 Mr. Fazzolari: $487,849; Mr. Schnoor: $270,707 and, Mr. Kimmel: $268,795. As of December 31, 2003, the credited years of service are frozen for each Named Executive and are as follows: Mr. Hathaway: 37.5 years; Mr. Fazzolari: 23.5 years; Mr. Schnoor 15.667 years and Mr. Kimmel 2.333 years.

Total pension benefits are based on final average compensation and years of service. The normal retirement benefit under the Supplemental Plan is equal to a total of .8% of final average compensation up to the “Social Security Covered Compensation” as defined in the Supplemental Plan plus 1.6% of the final average compensation in excess of the “Social Security Covered Compensation” multiplied by up to 33 years of service, reduced by the benefits under the qualified plan. Final Average Compensation is defined as the aggregate compensation (base salary plus nondiscretionary incentive compensation) for the 60 highest consecutive months out of the last 120 months prior to date of retirement or termination of employment prior to normal retirement date. The Supplemental Plan was amended in 2002 to provide that for any retirements on or after January 1, 2003, the 1.6% factor in the benefit formula is reduced to 1.5% and the definition of Final Average Compensation was amended to reduce the amount of nondiscretionary incentive compensation included in the benefit calculation from 100% to 50%, for such amounts paid on or after January 1, 2003. Notwithstanding these amendments, no participant’s retirement benefit shall be reduced by reason of these amendments, below the benefit accrued at December 31, 2002. The Supplemental Plan was amended December 31, 2003 to provide that pension benefit accrual service shall not be granted to any Company employee after December 31, 2003, provided, however, compensation earned for services performed for the Company for current Supplemental Plan participants through December 31, 2013 shall be included in determining their Final Average Compensation under the Supplemental Plan.

The Company does not provide retiree medical benefits to its executive officers.

PENSION PLAN TABLE — U.K. EXECUTIVE

Remuneration(1)	10	15	20	25	30	35	40

300,000	46,080	74,520	102,960	131,430	159,310	188,310	216,750
400,000	61,440	99,360	137,280	175,240	213,160	251,080	289,000
500,000	76,800	124,200	171,600	219,050	266,450	313,850	361,250
600,000	92,160	149,040	205,920	262,860	319,740	376,620	433,500
700,000	107,520	173,880	240,240	306,670	373,030	439,390	505,750
800,000	122,880	198,720	274,560	350,480	426,320	502,160	578,000
900,000	138,240	223,560	308,880	394,290	479,610	564,930	650,250
1,000,000	153,600	248,400	343,200	438,100	532,900	627,700	722,500

(1)	Final Pensionable Salary for Mr. Butler as of the end of the last calendar year is $779,249. The estimated credited years of service for Mr. Butler is 36.25 years

The above table shows estimated total annual pension benefits payable to the U.K. executive officer of the Company, Mr. Butler, for life, under the Harsco Pension Scheme (the “Scheme”), a qualified pension plan in the U.K., upon retirement at age 60, which is normal retirement age under the Scheme, in various remuneration and year-of-service classifications, assuming the total pension benefit was payable and retirement took place on January 1, 2006. The benefit would be paid in British pounds and all amounts in the table below are stated in U.S. dollars at a conversion rate of $1.7205 = £1.00. The Scheme provides that if the participant dies within five years after starting to receive a pension, a lump sum will be paid equal to the pension payments that would have been made during the remainder of the five year period. The annual pension benefit is based on the highest annual total of salary and bonus within the last five years (or the highest average amount of annual salary plus bonus received in any three consecutive scheme years within the last ten years, if higher) (“Final Pensionable Salary”) and the years of service, subject to various deductions for service prior to April 6, 1989, and a statutory limitation of two thirds of the Final Pensionable Salary. The Scheme was amended in 2002 to provide that for any retirements on or after January 1, 2003, the benefit accrual rate is reduced, and the definition of Final Pensionable Salary is amended to reduce the amount of incentive bonus included in the calculation from 100% of 50% for such amounts paid on or after January 1, 2003. The Plan was amended in 2003 to provide that, in respect of service after January 1, 2004 only, normal retirement age is increased to

65, and the definition of Final Pensionable Salary is amended so as to be equal to the average salary and 50% of bonus over the last five scheme years prior to retirement.

Employment Agreements with Officers of the Company

On September 25, 1989, the Board of Directors authorized the Company to enter into employment agreements with certain officers (the “Agreements”), including Mr. Hathaway, and subsequently with Messrs. Fazzolari and Butler (the “Senior Officers”). Pursuant to those authorizations, the Company entered into an individual Agreement with each of these individuals. The Agreements are designed as an inducement to retain the services of the Senior Officers and provide for continuity of management during the course of any threatened or attempted change in control of the Company. The Agreements are also intended to ensure that, if a possible change in control should arise and the Senior Officers should be involved in deliberations or negotiations in connection with the possible change in control, the officer would be in a position to consider as objectively as possible whether the possible change in control transaction is in the best interests of the Company and its stockholders without concern for his position or financial well-being. Should a change in control occur, the Agreements provide for continuity of management following the change by imposing certain obligations of continued employment on the Senior Officers. On June 21, 2005, the Board of Directors approved amendments to the Agreements as well as approved a similar form of Agreement with a lower level of benefits to certain other officers including Messrs. Kimmel and Schnoor.

Under the amended Agreements, the Company and each of the Senior Officers agree that in the event of a change in control, such Senior Officer will remain in the Company’s employ for a period of three years from the date of the change in control (or to such officer’s normal retirement date, if earlier), subject to such officer’s right to resign during a thirty-day period commencing one year from the date of the change in control or for good reason, as defined in such officer’s Agreement. If such Senior Officer’s employment terminates within three years after a change in control for any reason other than cause as defined in the Agreements, resignation without good reason as defined in the Agreements, or disability or death, such Senior Officer will be paid a lump sum amount equal to three times such officer’s annual base salary, which is defined as the highest monthly salary paid to the executive during the prior twelve months, multiplied by 12. The payment may be subject to reduction to avoid adverse tax consequences. Payments for other executive officers is equal to one times the individual’s annual base salary, and other terms of their Agreements are similar to those described above for Senior Officers.

For purposes of the Agreements, a “change in control” would be deemed to have occurred if (i) any person or group acquires 20% or more of the Company’s issued and outstanding shares of common stock; (ii) the members of the Board as of the date of the Agreements (the “Incumbent Board”) including any person subsequently becoming a Director whose election, or nomination for election by the Company’s stockholders, was approved by a majority of the Directors then comprising the Incumbent Board, cease to constitute a majority of the Board of the Company as a result of the election of Board members pursuant to a contested election; (iii) the stockholders approve of a reorganization, merger, consolidation, sale of substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation that results in the stockholders of the Company immediately prior to such reorganization, merger, consolidation, sale or acquisition owning less than 50% of the combined voting power of the Company; or (iv) the stockholders approve the liquidation or dissolution of the Company or the sale of all or substantially all of the Company’s assets.

If such provisions under the applicable Agreements had become operative on January 1, 2005, the Company would have been required to pay Messrs. Hathaway, Butler, and Fazzolari the following termination payments based on compensation information available at December 31, 2005: $3,000,000, $1,732,500, and $1,260,000, respectively. The payments for Messrs. Kimmel and Schnoor would be $233,810 and $233,810, respectively.

On September 26, 1988, the Company entered into an agreement with Mr. Hathaway which provides that for purposes of calculating his retirement benefits, his years of service will be deemed to have commenced June 20, 1966.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Wilburn, Jasinowski, Scheiner, Sordoni and Ms. Scanlan served as members of the Compensation Committee during 2005 and none of them was an officer or employee of the Company or any of its subsidiaries during that time and did not serve as an executive officer of any entity for which any executive officer of the Company serves as a director or a member of its compensation committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and certain of its officers to send reports of their ownership of Harsco Corporation stock and changes in ownership to the Company and the SEC, The New York Stock Exchange, Inc. and The Pacific Exchange, Inc. SEC regulations also require the Company to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis and the Company is not aware of any such failure during 2005.

OTHER MATTERS

The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation by use of mail, employees of the Company may solicit proxies personally or by telephone or facsimile but will not receive additional compensation for these services. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and the Company may reimburse them for their expense in so doing. The Company has retained Morrow & Co. to assist in the solicitation at a cost that is not expected to exceed $10,000 plus reasonable out-of-pocket expenses.

“Householding” of Proxy Materials

The Company and some brokers household the Annual Report to Stockholders and proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Annual Report to Stockholders, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Harsco Corporation, 350 Poplar Church Road, Camp Hill, PA 17011 or by calling (717) 763-7064.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT 2007 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder of the Company wishes to submit a proposal for consideration at the 2007 annual meeting of stockholders, such proposal must be received at the executive offices of the Company no later than November 21, 2006 to be considered for inclusion in the Company’s proxy statement and proxy card relating to the 2007 annual meeting. Although a stockholder proposal received after such date will not be entitled to inclusion in the Company’s proxy statement and proxy card, a stockholder can submit a proposal for consideration at the 2007 annual meeting in accordance with the Company’s By-Laws if written notice is given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the annual meeting. In the event that the Company gives less than 70 days notice of the annual meeting date to stockholders, the stockholder must give notice of the proposal within ten days after the mailing of notice or announcement of the annual meeting date. In order to nominate a candidate for election as a Director at the 2006 annual meeting, a stockholder must provide written notice and supporting information to the Secretary of the Company by personal delivery or mail not later than January 25, 2007.

APPENDIX A

HARSCO CORPORATION (the “Corporation”)

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

(As Amended and Restated February 28, 2006)

I.	PURPOSE

The Audit Committee (the “Committee”) shall:

A.	Provide assistance to the Board of Directors of the Corporation (the “Board”) in fulfilling its responsibility to the shareholders, potential shareholders and investment community with respect to its oversight of:

(i)	The quality and integrity of the Corporation’s financial statements;

(ii)	The Corporation’s compliance with legal and regulatory requirements;

(iii)	The independent auditor’s qualifications and independence;

(iv)	The performance of the Corporation’s internal audit function and independent auditors; and

(v)	The establishment and maintenance of processes to assure that an adequate system of internal control is functioning within the Corporation.

B.	Prepare the audit committee report that Securities and Exchange Commission (“SEC”) rules require be included in the Corporation’s annual proxy statement.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities outlined in Section IV of this Charter.

II.	ORGANIZATION

The Committee shall be comprised of three or more directors as determined by the Board, each of whom is affirmatively determined by the Board to be an “independent” director under the rules of the New York Stock Exchange and the SEC. No member of the Committee may serve on the audit committee of more than three public companies, including the Corporation, unless the Board (i) determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and (ii) discloses such determination in the annual proxy statement. No member of the Committee shall be an “affiliate” of the Corporation under the rules and regulations of the SEC.

All members of the Committee shall be financially literate (or become financially literate within a reasonable period after his or her appointment), as such qualification is interpreted by the Board in its business judgment, and there must be at least one member that has accounting or related financial management expertise, as such qualification is interpreted by the Board in its business judgment. The Board may also determine, in the exercise of its business judgment, to require at least one member of the Committee (which may include the member that has accounting or related financial management expertise) be an “audit committee financial expert” as determined by the Board under the rules and regulations of the SEC.

No member of the Committee shall receive any compensatory fees other than in his or her capacity as a member of the Committee, the Board or any other Board committee. Compensatory fees shall not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service that is in no way contingent on continued service.

The Chairman of the Board shall submit his recommendation to the Nominating and Corporate Governance Committee for the appointment of members of the Audit Committee and the Chairman of the Committee. The Board shall elect the members and Chairman of the Committee at the annual organizational meeting of the Board to serve until the next annual organizational meeting or until their successors shall be duly elected and qualified.

III.	MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee will fully discuss with management any questions which it may have regarding matters within the scope of its responsibilities. As part of its job to foster open communication, the Committee shall periodically meet separately with each of management, the internal auditors and the independent auditors to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or a member of the Committee designated by the Chairman, shall meet with management and the independent auditors quarterly to review the financial statements of the Corporation as outlined in Section IV of this Charter.

IV.	RESPONSIBILITIES AND DUTIES

The Audit Committee shall report Committee actions regularly to the full Board and may make appropriate recommendations. The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. In this regard, the Committee shall have the authority to retain outside legal, accounting or other advisors for this purpose, including any terms of retention. The Committee shall have the authority to approve the fees and expenses payable to such advisors and the independent auditors and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee shall be given full access to the Corporation’s internal audit group, the Board, corporate executives and independent auditors as necessary to carry out these responsibilities.

To fulfill its responsibilities and duties, the Committee shall:

DOCUMENTS/REPORTS REVIEW

1.	Review and update this Charter annually, or more frequently as conditions dictate.

2.	Review and discuss with management and the independent auditors prior to public dissemination the Corporation’s annual audited financial statements and quarterly financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a discussion with the independent auditors of the matters required to be discussed by Statement of Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90.

3.	Discuss with management and the independent auditors the Corporation’s earnings press releases, as well as additional financial information and earnings guidance that management may provide to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information disclosed and the type of presentation made). The discussions need not take place in advance of each earnings release or cover each instance in which the Corporation may provide earnings guidance.

4.	Review summaries of the regular internal reports to management prepared by the internal auditing department and management’s response.

Independent Auditors

5.	Appoint, retain and terminate independent auditors and approve all audit engagement fees and terms.

6.	Inform each registered public accounting firm performing work for the Corporation that such firm shall report directly to the Committee.

7.	Oversee the work of any registered public accounting firm employed by the Corporation, including the resolution of any disagreement between management and the auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

8.	Approve in advance any engagement of the independent auditors for audit or non-audit services, other than “prohibited non-audit services.”

The following shall be “prohibited non-audit services”: (i) bookkeeping or other services related to the accounting records or financial statements of the Corporation; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, providing fairness opinions or preparing contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions; (vii) human resources; (viii) broker or dealer, investment adviser, or investment banking services; (ix) legal services; (x) expert services unrelated to the audit; and (xi) any other service that the Public Company Accounting Oversight Board prohibits through regulation.

Notwithstanding the foregoing, pre-approval is not necessary for services other than audit, review or attest services if: (i) the aggregate amount of all such services provided to the Corporation constitutes not more than five percent of the total amount of revenues paid by the Corporation to the auditors during the fiscal year in which such services are provided; (ii) such services were not recognized by the Corporation at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee.

The Committee may delegate to one or more of its members the authority to approve in advance all significant audit or non-audit services to be provided by the independent auditors so long as such approval is presented to the full Committee at the next scheduled Committee meeting. The Committee may establish pre-approval policies and procedures, provided the policies and procedures are detailed as to the particular service and the Committee is informed of each service, and such policies and procedures do not include delegation of the Committee’s responsibilities to management.

9.	Review, at least annually, the qualifications, performance and independence of the independent auditors. In conducting its review and evaluation, the Committee should:

(a)	Obtain and review a report by the Corporation’s independent auditors describing: (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) (to assess the auditor’s independence) all relationships between the independent auditor and the Corporation;

(b)	Review and evaluate the lead audit partner;

(c)	Ensure the rotation of the lead audit partner and the concurring audit partner at least every five years, and the rotation of audit team members performing certain services at least every seven years, in accordance with the rules and regulations of the SEC. In addition, the Committee should consider whether there should be regular rotation of the audit firm itself;

(d)	Confirm with any independent accountant retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for providing a second level of review of the audit (the concurring or reviewing audit partner), has not performed audit services for the Corporation in each of the five previous fiscal years of the Corporation;

(e)	Take into account the opinions of management and the Corporation’s internal auditors (or other personnel responsible for the internal audit function); and

(f)	Actively engage in a dialogue with the independent auditors with respect to any disclosed relationship or services that may impact the objectivity and independence or the independent auditors.

Financial Reporting Processes

10.	In consultation with the independent auditors and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external. The Committee should review and discuss with the independent auditors (i) the report of their annual audit, or proposed report of their annual audit, (ii) the accompanying management letter, if any, (iii) the reports of their reviews of the Corporation’s interim financial statements conducted in accordance with Statement of Auditing Standards No. 100, and (iv) the reports of the results of such other examinations outside the course of the independent auditors normal audit procedures that the independent auditors may from time to time undertake. In that connection, the Committee should obtain and discuss with management and the independent auditors reports from management and the independent auditors regarding: (i) all critical accounting policies and practices to be used by the Corporation; (ii) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditors; (iii) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles; (iv) major issues as to the adequacy of the Corporation’s internal controls and any specific audit steps adopted in light of material control deficiencies; and (v) any other material written communications between the independent auditors and management.

11.	Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

12.	Review with the independent auditors (i) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management (which the Committee will work with management to resolve in accordance with Section IV. 7 of this Charter) and (ii) management’s responses to such matters. Without excluding other possibilities, the Committee may wish to review with the independent auditors (i) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Corporation.

13.	Review and discuss with the independent auditors the responsibilities, budget and staffing of the Corporation’s internal audit function.

Internal Control Framework, Code of Conduct, and Legal Compliance

14.	Evaluate whether management is setting the appropriate tone at the top by communicating the importance of the Harsco Internal Control Framework and ensuring that all individuals possess an understanding of their roles and responsibilities.

15.	Review periodically the Harsco Code of Conduct and ensure that management has established a system to enforce this Code.

16.	Review activities, organizational structure, and qualifications of the internal audit department.

17.	Review, with the organization’s counsel, legal compliance matters including corporate securities trading policies.

18.	Review, with the organization’s counsel, any legal matter that could have a significant impact on the Corporation.

19.	Discuss with management and the independent auditors the Corporation’s guidelines, policies and controls with respect to risk assessment and risk management. The Committee should discuss the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Committee is not the sole body of the Board responsible for reviewing risk assessment and control, and the Committee will support the Board’s shared oversight of these matters.

20.	Set clear hiring policies for employees or former employees of the independent auditors. At a minimum, these policies should provide that any registered public accounting firm may not provide audit services to the Corporation if the CEO, controller, CFO, chief accounting officer or any person serving in an equivalent capacity for the Corporation was employed by the registered public accounting firm and participated in the audit of the Corporation within one year of the initiation of the current audit.

21.	Maintain procedures under or supplemental to the Harsco Code of Conduct for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

22.	Review and discuss with the independent auditors, the senior internal audit executive and senior management, and, if and to the extent deemed appropriate by the Chairman of the Committee, members of their respective staffs, the adequacy of the Corporation’s internal accounting controls, the Corporation’s financial, auditing, and accounting organizations and personnel, and the Corporation’s policies and compliance procedures with respect to business practices which shall include (i) the disclosures regarding internal controls and matters required by Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and any rules promulgated there under by the SEC, and (ii) a review with the independent auditors of their opinion on the effectiveness of management’s assessment of internal controls over financial reporting and the independent auditor’s analysis of matters requiring modification to management’s certifications pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

23.	Perform any other activities consistent with this Charter, the Corporation’s by-laws and governing law, as the Committee or the Board deems necessary or appropriate to fulfill the purposes of the Charter.

Reports

24.	Provide the report of the Committee required by the rules of the SEC to be included in the Corporation’s proxy statement for each annual meeting.

25.	Report regularly to the full Board including:

(i)	with respect to any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s independent auditors or the performance of the internal audit function;

(ii)	following all meetings of the Committee; and

(iii)	with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities.

The Committee shall provide such recommendations as the Committee may deem appropriate. The report to the Board may take the form of an oral or written report by the Chairman or any other member of the Committee designated by the Committee to make such report.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

Nothing contained in this Charter is intended to alter or impair the operation of the “business judgment rule” as interpreted by the courts under the General Corporation Law of the State of Delaware. Further, nothing contained in this Charter is intended to alter or impair the right of the members of the Committee to rely, in discharging their oversight role, on the records of the Corporation and on other information presented to the Committee, the Board or the Corporation by its officers or employees or by outside experts such as the independent auditors.

V.	ANNUAL PERFORMANCE EVALUATION

The Committee shall discuss annually its evaluation of the Committee’s effectiveness in performing its responsibilities under this Charter. The Committee shall conduct such evaluation in such manner as it deems appropriate.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

WITHHELD
			FOR	FOR ALL
ITEM 1.	Election of eleven Directors to serve until the next annual meeting of stockholders;		☐	☐

	01 G. D. H. Butler,	08 J. I. Scheiner,
	02 K. G. Eddy,	09 A. J. Sordoni, III,
	03 S. D. Fazzolari,	10 J. P. Viviano, and
	04 D. C. Hathaway,	11 R. C. Wilburn
05 J. J. Jasinowski,
06 D. H. Pierce,
07 C. F. Scanlan,
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
ITEM 2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.	☐	☐	☐
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Signature	Signature	Dated	, 2006

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the date of the Annual Meeting.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/hsc
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR
Telephone
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Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR
Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement
on the Internet at www.harsco.com

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
HARSCO CORPORATION
     The undersigned hereby appoints D.C. Hathaway, S.D. Fazzolari and A.J. Sordoni, III and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Harsco Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held April 25, 2006 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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